Exhibit 10.37

Financing agreement

Between the undersigned:

ABN AMRO Commercial Finance

A French limited company (S.A.) with share capital of €20,000,015

Whose registered office is located at: 39, Rue Anatole France

92532 LEVALLOIS PERRET Cedex

RCS Nanterre 410 750 863

Hereinafter referred to as “ABN AMRO COM FIN”, on one side,

And

OFFICE DEPOT BS

A simplified joint-stock company (SAS) with share capital of €140.803.200

Whose registered office is located at: 126, Avenue du Poteau

60300 SENLIS

RCS 324 559 970

Hereinafter referred to as “the Client” on the other side

Preliminary Title: Definitions

For the purposes of this agreement, the following terms are defined as follows:

Eligible receivables: In order to be eligible under the terms of this Agreement, receivables (“Eligible Receivables”) must fulfil all of the following conditions:

-	be unquestionable, liquid and denominated in euros,

-	correspond to firm sales which have been delivered or services which have been provided,

-	have a due date in line with applicable regulations,

-	be issued to any type of debtor located in metropolitan France or in the OECD and agreed in advance by ABN AMRO COM FIN.

Current account: An account held in the Client’s name with ABN AMRO COM FIN in which all transactions which this Financing Agreement refers to, that constitute the account balance shall be registered.

Cashing accounts: Bank accounts belonging to the Client dedicated to the collection of payments received on behalf of ABN AMRO COM FIN in the context of the management contract granted by ABN AMRO COM FIN.

A Significant Unfavorable Event is defined by the following:

-	The customer’s financial situation presents a very significant imbalance which can question the company’s sustainability.

-	The Customer controls (owns) companies the importance of which is significant and which are the object of a judgment of liquidation.

-	The Customer is the object of a statement of bankruptcy (suspension of payments).

-	The Customer, has lost in less than 36 months more than half of share capital, without the reconstitution of shareholders’ equity, or without Bank of France being informed of this reconstitution.

-	A legal representative of the Customer, is under particular scrutiny, for example because of a judgment of personal bankruptcy or a ban to manage a company.

-	Companies that own and/or control the majority of shares of the Customer, are the object of a judgment of liquidation.

-	The Customer has taken over a company rated P by the Bank of France and existing management team of the P rated company is not substantially modified.

-	The Customer exercises the function of legal representative in more than two companies which are object of a judgment of liquidation in the last 5 years.

Service fees: ABN AMRO COM FIN’s remuneration, covering both the cost of the services and of the risk client. This commission is only applicable if the Client activates the financing line.

Financing fees: ABN AMRO COM FIN’s remuneration, covering the delivery of funding prior to the settlement date. This commission is only applicable if the Client activates the financing line.

Dilution: dilutions refer to any credit which reduce the balance of transferred receivables without a corresponding cash entry in the dedicated bank account and particularly include credits, discounts, year-end rebates, advertising costs, direct payments (except by Acquisition card) and disputes.

Disputes: failure of a debtor to pay, for any reason other than declared insolvency (Bad Debt) as soon as the receivable associated can be considered as bad debt from the accounting point of view and at the latest 120 days after the due date.

Bad Debt: opening of a legal procedure according to Book VI of the French Commercial Code vis à vis the debtor.

Title 1: Purpose of the Agreement

This Agreement allows the Client to obtain from ABN AMRO COM FIN the financing, by subrogatory transfer without recourse, of any commercial receivables arising from its activity of supply of office products and furniture.

For the purposes of managing the financing of its business cycle, the Client applied for, and ABN AMRO COM FIN agreed to provide, a confirmed financing line without recourse for commercial receivables (Title 2) which can be activated at its initiative (Title 3).

This facility should not be used by Office Depot Inc. to avoid a breach of any of the covenants stated in the Amended and Restated Credit Agreement dated May 25, 2011

Title 2: Back-up line of confirmed financing

Article 1: Amount, term

ABN AMRO COM FIN grants the Client irrevocably a Back-up line of confirmed financing for an amount of €60,000,000 (sixty million euros) for a period of two years from the date of signature of this agreement.

Article 2: Back-up fees

The Client shall pay a monthly Back-up fee, subject to VAT, of €18,000 (eighteen thousand euros) excl. VAT. It is stipulated that this fee is only payable on a pro rata basis for the period during which the financing line is not activated under the conditions set out in Title 2 herein.

The Back-up fee shall be payable by transfer from the bank account whose references are attached (appendix 8), in advance, on the 25th of each month, from March 2012.

Title 3: Activation/Deactivation of the financing line

Article 1: Activation of the financing line

The Client may activate the financing line at any time by sending ABN AMRO COM FIN an email confirmed by a registered letter with acknowledgment of receipt.

The financing line shall be entirely activated within 3 (three) working days following the client’s request providing all requirements mentioned in article 5 are met.

The Parties agree that the Client may activate the financing line for a minimum period of 6 (six) months.

On the day the Agreement is deactivated, the Back-Up line automatically comes into effect under the conditions set out in article 2 below.

Article 2: Deactivation of the financing line

The Client may deactivate the financing line and move back into “back-up” mode at any time by sending ABN AMRO COM FIN an email confirmed by a registered letter with acknowledgement of receipt.

In this case, the Back-up line of confirmed financing referred to in Title 2 will be built up as transactions generated by activation of the financing line are liquidated, in particular following the payment of receivables by debtors.

Article 3: Scope

In order to be eligible under the terms of this Agreement, receivables (“Eligible Receivables”) must fulfil all of the following conditions:

-	be unquestionable, liquid and denominated in euros,

-	correspond to firm sales which have been delivered or services which have been provided,

-	have a due date in line with applicable regulations (article L.441-6 of the French Commercial Code),

-	be issued to any type of debtor located in metropolitan France or in the OECD and agreed in advance by ABN AMRO COM FIN.

The following are explicitly excluded from the scope of this Agreement:

-	Receivables arising from deposits and/or down payments.

-	Receivables corresponding to conditional sales or consignment sales.

-	Receivables giving rise to partial, provisional or pro forma invoicing.

-	Receivables corresponding to intermediary invoices in the context of corporate or other similar contracts, whose payment, even after receipt without reservations, is dependent on the achievement of a performance obligation.

-	Receivable arising from fees, charges or penalties payable by debtors.

-	Receivables corresponding to a subcontracted activity.

-	Receivables owed by the Client’s suppliers.

-	Receivables owed by companies over which the Client has effective control via membership of their management or executive board, or of their financial structure or which exercise the same type of effective reciprocal control.

-	Receivables corresponding to work in progress.

Compliance with the eligibility conditions for the transferred receivables shall be the Client’s responsibility, ABN AMRO COM FIN does not have any control over this; it is stipulated that the Client shall send ABN AMRO COM FIN, at its request, any document or any useful information in connection with transactions.

The Client shall refrain from entering into any agreement (mobilization of receivables, factoring or other) causing a third party to come into competition with ABN AMRO COM FIN with regards to the Eligible Receivables.

The Client undertakes to transfer to ABN AMRO Commercial Finance title over all receivables which are freely transferable.

Article 4: Current account agreement

The transactions handled pursuant to this Agreement shall be recorded in a current account opened in the name of the Client in the books of ABN AMRO COM FIN; the sums due by ABN AMRO COM FIN as well as all sums due by the Client pursuant to this Agreement shall be recorded in this current account (the “Current Account”).

The reciprocal discounts, debts and receivables recorded in the Current Account constitute solely account entries, all such entries being indivisibly merged. Any debit balance arising from this merger shall be immediately due and every credit balance shall be immediately available within the limits set out in Article 6 herein.

The Client and ABN AMRO COM FIN agree that the aforementioned reciprocal receivables and debts arising from performance of this Agreement are related and indivisible, in such a way that they constitute each other’s guarantee and mutually offset each other even when the conditions required for legally offsetting are not met.

As many sub-current-accounts may be opened in the name of the Client as necessary and shall all be part of the Current Account.

The Client’s Current Account shall not contain any overdraft authorisation. Should a debit position arise, in particular in respect of the payment of any receivables held by ABN AMRO COM FIN against the Client, ABN AMRO COM FIN shall immediately be entitled to claim repayment of the corresponding amounts from the Client.

ABN AMRO COM FIN shall send the Client a monthly Current Account statement. Each statement shall be deemed to reflect the reality and the accuracy of the transactions between the Client and ABN AMRO COM FIN, except for obvious errors or motivated and justified disputes, notified by the Client to ABN AMRO COM FIN within 60 days as from the notification date. Should the monthly reconciliation carried out by the Client between its Accounts Receivable SubLedger and the Current Account reveal any differences, the Client undertakes to carry out all usual verifications and to inform ABN AMRO COM FIN without delay of the results of its verifications.

Termination of the Agreement launches the closure period for the Current Account, starting as from the date of notification of termination. The definitive closure and the balance of the Current Account shall only be established subject to the settlement of all pending transactions.

Article 5: Management of receivables

a)	Opening of debit accounts

Prior to the activation of the financing line, and no more than once a week, the Client shall transmit to ABN AMRO COM FIN the file meeting the requirements defined in the specifications document appended to this Agreement (Appendix 1) of all debtors included in the application scope, referred to in article 1, including the following information:

-	Debtor’s account number in the AR Subledger

-	Debtor’s company name

-	Debtor’s Siren number

-	Debtor’s address and telephone number

The Siren number supplied by the Client shall exclusively prevail for identification of the debtor.

Debtors benefiting from an outstanding credit granted by the Client and approved by ABN AMRO COM FIN at the date of the audit prior to the signing of the Agreement shall benefit from a credit approval up to that amount. New debtors for whom the outstanding amount is inferior or equal to €80,000 (eighty thousand euros) shall automatically benefit from a default credit approval of €80,000 (eighty thousand euros). For any new outstanding amount above €80,000 (eighty thousand euros) on a private debtor, the Client shall transmit to ABN AMRO COM FIN all non-confidential information in its possession allowing ABN AMRO COM FIN to assess the solvency. For debtors whose credit limit is above €80,000 (eighty thousand euros), ABN AMRO COM FIN undertakes to send the Client the approval granted within 2 (two) working days maximum following the communication of the information from the client. If non-confidential information in its possession is not communicated, the approval shall be deemed to be refused.

ABN AMRO COM FIN may decide at any time to reduce or terminate acceptance of debtors whose outstanding is above €80,000 (eighty thousand euros), in which case it shall inform the Client of its decision by any means and at the best delays. Such decisions shall have immediate effect, although receivables corresponding to services rendered before the date on which the Client received notice shall continue to be accepted.

The Client acknowledges that ABN AMRO COM FIN’s decisions concerning acceptance are intended for it alone, and agrees not to disclose them to any third party, including the relevant debtors.

b)	Transfer of receivables

The Client shall transfer to ABN AMRO COM FIN on a weekly basis and according to the specifications attached to this Agreement (Appendix 1), the list of the Eligible Receivables.

Transfer of title of the Eligible Receivables shall be by conventional subrogation in accordance with article 1250-1° of the French Civil Code. By crediting the Current Account of the amount of the receivables transferred by the Client and which are listed in the summary forms, ABN AMRO COM FIN shall become the sole holder of the title of the aforementioned receivables as a result and as from the day of their registration in the account. The amount of the transferred receivables shall be credited to the current account within a maximum of 48 (forty-eight) hours of receipt of the form.

To that effect, and at the latest on activation of the Agreement, the Client shall sign a permanent subrogation form in favour of ABN AMRO COM FIN, of which a template is appended hereto (Appendix 2).

ABN AMRO COM FIN shall be entitled to request at any time the delivery of any document on the transferred receivables, in particular invoices, purchase orders (except for phone orders) and delivery notes, which are deemed to be in its possession. ABN AMRO COM FIN may request the Client to do its best to deliver the documents within a reasonable time.

The Client shall be dispensed from informing its debtors of the existence of this Agreement and from affixing any transfer clause on its invoices.

c)	Payment of receivables

ABN AMRO Commercial Finance shall credit the Client’s current account with the amount of the transferred receivables which fulfil the conditions of this agreement, including VAT.

d)	Transfer of credit notes

The Client shall provide ABN AMRO COM FIN with all credit notes to be deducted from the transferred receivables, as soon as they are issued.

An explanation must be provided for these credit notes. These shall be deducted from the current account balance.

However, their booking on the current account shall not imply acceptance or verification by ABN AMRO COM FIN.

e)	Justifying documents

ABN AMRO COM FIN may demand the Client’s compliance with the following provisions at any time:

-	Delivery of duplicate invoices

-	Delivery of any documents it shall deem necessary to establish proof of the debt,

In the case of the cancellation of the mandate ABN AMRO COM FIN may demand the Client’s compliance with the following provisions at any time:

-	Delivery of original invoices in order to send them to debtors in the event of revocation of the mandate,

-	Delivery of bills of exchange accepted from debtors or promissory notes issued by them, in the event of revocation of the mandate,

f)	Management mandate/recovery of receivables

Purpose of mandate: ABN AMRO COM FIN, owner of the receivables, shall be exclusively entitled to recover the receivables transferred by the Client and to receive payments corresponding to these receivables.

However, with regard to the Client’s performances in relation to the management of its Debtors’ ledger, ABN AMRO COM FIN mandates the Client to collect and receive payments in relation to the transferred receivables. This mandate shall not lead any obligation of payment. Expenses of any kind shall remain payable by the Client.

The procedures have been communicated by the Client to ABN AMRO COM FIN during the diligences made prior to the signature of this Agreement. Any significant change to such procedures must firstly be accepted by ABN AMRO COM FIN. The Client commits to apply the credit and collection procedures as acted by ABN AMRO COPM FIN and generally to exercise due care to protect ABN AMRO COM FIN’s rights.

Receipt of payments: payments received by the Client for the transferred receivables and payments by bank transfer shall be remitted on the Client’s bank accounts referred to as the cashing accounts whose references are attached (appendix 7).

Promissory notes and bills of exchange shall be remitted on the dedicated bank account by the Client at the date of invoice issuing or on receipt.

For whatever purposes it may serve, receivables credited to these accounts shall have firstly been transferred to ABN AMRO COM FIN in accordance with articles L. 313-23 and following of the French Monetary and Financial code, pursuant to a security document which shall be signed at the latest upon the date of the first remittance of receivables. The template for the assignment agreement for receivables is appended as Appendix 3 and the protocols regarding the operation of the cashing accounts will be implemented between the client, ABN AMRO COM FIN and the banks concerned. The references of the aforementioned account shall be stated on original invoices. It is understood that any credit transfer corresponding to a transferred receivable, received on any bank account other than the cashing bank account shall be immediately transferred to the dedicated account.

In case of deactivation of the financing line both parties commit to terminate the protocol of functioning of the cashing accounts as soon as all operations initiated during the activation phase are settled.

As soon as the above mentioned operations are settled ABN AMRO COM gives up to the transfer of the receivables credited to these cashing accounts.

Pursuant to the terms of a particular functioning agreement to be concluded with each of the aforementioned banks, the Client shall refrain from operating those cashing accounts in debit or changing the domiciliation of the payments without having obtained ABN AMRO COM FIN’s prior consent.

Disclosure: The Client shall report on the performance of the mandate, at the first remittance of receivables and at least twice a month, by communicating to ABN AMRO COM FIN the information set out below in a format agreed by the Parties (ABN AMRO COM FIN shall therefore supply the Client with a specifications document allowing it to prepare the corresponding files).

-	The general ledger with the unmatched invoices of debtors included in the scope of the Agreement; the Client shall maintain the invoices settled with bills of exchange payable on a future date in the general ledger submitted to ABN AMRO COM FIN.

-	The up-to-date list of active debtors included in the scope of the application.

-	List of the bad debts accounted over the past fortnight and registered in the “416” account category.

-	The up-to-date statement of accruals for year-end rebates and advertising costs.

ABN AMRO COM FIN shall be entitled to conduct any necessary verification regarding the transferred receivables that could be on its premises and on detailed documents, after the appointment made with the Client to be decided within 48 (forty-eight) business hours from the request by ABN AMRO COM FIN, except in case of justified emergency. The Client shall provide all assistance necessary.

Cancellation of the mandate: ABN AMRO COM FIN may revoke the mandate 15 (fifteen) business days after a formal notice sent by registered letter with acknowledgment of receipt, left unremedied, in the event of:

-	Significant Unfavourable Event;

-	dilutions (as defined in Preliminary Title) exceeding 10 % of the nominal amount including VAT of the transferred receivables, the calculation being established according to a method communicated by ABN AMRO COM FIN and appended hereto (Appendix 4);

-	arrears above 30 (thirty) days as from the due date exceeding 10% (ten percent) of the outstanding amount of transferred receivables, after deduction of the unallocated credits, the calculation being established according to a method communicated by ABN AMRO COM FIN and appended hereto (Appendix 4);

-	DSO recorded in ABN AMRO COM FIN’s books of more than 75 (seventy-five) days, according to a calculation method communicated by ABN AMRO COM FIN and appended hereto (Appendix 4).

If the mandate is revoked, ABN AMRO COM FIN shall have to take over collection of the transferred receivables; the Client hereby agrees to do everything to help inform debtors of the revocation of the mandate and notify new payment account details.

Therefore, in the event of revocation, all invoices issued must strictly include the following text in a prominent position:

To ensure full settlement, payment is to be made to ABN AMRO Commercial Finance and sent to 39, Rue Anatole France 92532 Levallois-Perret Cedex

Tel: +33 (0)1 41 49 93 93     /     Fax: +33 (0)1 47 48 93 60

Bank details: Neuflize OBC – 3, Avenue Hoche 75008 PARIS

RIB: (sent under separate cover)

Receivable transferred to ABN AMRO Commercial Finance in accordance with articles L.313-23 to L.313-35 of the French Monetary and Financial Code

In return of the taking over of the collection by ABN AMRO COM FIN, the factoring fee shall be increased by 0.20%. (zero point two percent) and this pricing shall apply as of the effective date of mandate revocation and shall be applied to all receivable outstanding at this date.

In the event that ABN AMRO COM FIN receives payments relating to invoices whose title has not been transferred to it, even after termination of this Agreement, shall be deemed to receive them on behalf of the Client and in the capacity of its agent.

In the event of a serious breach of contract by the Client, defined as any behaviour likely to prevent ABN AMRO COM FIN from benefiting from its rights according to the present document, ABN AMRO COM FIN shall have the right to revoke the mandate without prior notice.

The Client undertakes not to revoke this power before the final balance of the current account has been established.

The Client grants ABN AMRO COM FIN full powers to endorse all payment title that might be made out to the order of the Client. The Client undertakes not to revoke such powers for so long as its current account in ABN AMRO COM FIN’s books remains open. The power shall be used by ABN AMRO COM FIN only in case the mandate is revoked.

In the case of the cancellation of the mandate the client commits to communicate to ABN AMRO COM FIN, at its request, a copy of the bills of order and delivery within a reasonable time.

Article 6: Financing of receivables

The Client may at any time send a drawdown request to ABN AMRO COM FIN for a determined amount of up to a maximum of €60,000,000 (sixty million euros), which shall imperatively be paid by bank transfer in the invoicing currency during the afternoon of the day of the request if the request has been sent prior to 10am and on the following day for all requests sent after 10am.

In the event that the Current Account balance available is greater than the receivables outstanding, ABN AMRO COM FIN shall transfer the entire excess to a bank account, the details of which shall have been given by the Client, once this excess is greater than €10,000 (ten thousand euros).

The available balance is the result of the current account balance, minus non-financeable receivables, particularly made up of:

-	unapproved receivables;

-	disputes;

-	receivables bringing the financing of a single debtor up to 3% (three percent) of the total outstanding of eligible receivables except agreement by ABN AMRO COM FIN of a list communicated by the client during the contract life;

-	commissions due to ABN AMRO COM FIN, incl. VAT;

-	year-end rebates due by the Client to debtors (it is specified that the amounts that are not claimed or deducted by the debtors twelve months after they are payables are not deductible);

-	constitution of the retention guarantee.

Article 7: Retention guarantee

The Client agrees to its current account being debited for the amounts necessary to build up a retention guarantee equal to 20% (twenty percent) of the total outstanding Eligible Receivables transferred, by deduction of 20% (twenty percent) of the amount of each remittance slip.

The total amount of the retention guarantee may under no circumstances be less than the highest amount of outstanding Eligible Receivables transferred which have been payable for longer than 30 (thirty) days.

The retention guarantee is intended to cover the amount of dilutions and the bad debts.

The amounts retained within the retention guarantee shall be blocked as cash collateral and held by ABN AMRO COM FIN in whole ownership and as a security. ABN AMRO COM FIN shall hold the credit balance of the retention guarantee in full ownership and shall therefore be able to set off its repayment obligation of these amounts automatically and up to the level of the balance potentially in debit in the Current Account at any time, and upon its definitive closure.

All excess amounts, where relevant, shall be returned to the Client.

Twice a month, ABN AMRO COM FIN shall withdraw the amount of the dilutions and the bad debts recorded over the period from the retention guarantee.

In the event the total amount of dilutions and bad debts is higher than 8% (eight percent) of the transferred receivables, the rate of the retention guarantee applied to future transfers may be increased by the difference between the percentage recorded and 8% (eight percent).

Payments with subrogation transferred to the Client remain acquired for the fraction of the bad debts exceeding the amount of the outstanding retention guarantee; if the amount of unpaid receivables at a certain date is in excess of the retention guarantee amount, the resulting loss shall be borne by ABN AMRO COM FIN.

In order to neutralize the financial cost, the retention guarantee shall not be included in calculation of the financing fee.

The retention guarantee procedure is set out in Appendix 4

Article 8: Remuneration

8-1 Service fee:

ABN AMRO COM FIN shall receive a factoring fee, excl. VAT, of 0.17% (zero point one seven) of the net amount of the transferred New Eligible Receivables (incl. VAT) at the time of each transfer.

The minimum annual fee comprising the factoring fee is fixed at €120,000 (one hundred and twenty thousand euros) and is due for the whole contractual year, beginning on the start date of this agreement and receipt of which may be divided into monthly fractions at ABN AMRO COM FIN’s initiative.

Every six months, ABN AMRO COM FIN shall compare the fees effectively paid with the corresponding part of the minimum annual fee, and, where relevant, shall carry out the corresponding regularisation so that the collected fee is equivalent to the minimum annual fee.

In the event that in any contractual year ABN AMRO COM FIN receives as much back-up commission, as defined in Title 1, as service commission, the two commissions shall be calculated on a pro-rata temporis basis.

8-2 Financing fee:

The financing shall result in a post accounted financing fee, subject to VAT and calculated on a pro rata basis at the rate of 1-month Euribor + a margin of 2.40% (two point four percent), excluding VAT per annum. The benchmark rate for a given month shall be the rate of the last working day of the previous month.

The financing fee, calculated day by day on the balance of the current account, shall be applied to any remaining amount due by the Client while the current account is not discharged, it being specified that any payment received from a debtor shall decrease the financing fee base as soon as it is booked in on the account.

For example, in order to comply with the law, article L.313-4 of the French Monetary and Financial Code, the global effective rate applicable on 21/02/12 would be 3,02% (three point zero two per cent) a year, for a financed amount of €60,000,000 (sixty million euros) (maximum amount available after application of the formula stated in article 7 paragraph 4).

In the mandate revocation scenario stipulated in article 5 of Title 2 above, all costs incurred for management, recovery and receipt by ABN AMRO COM FIN of the transferred receivables shall be payable exclusively by the Client.

All present or future taxes, fiscal duties and related charges which may become due as a result of execution of this Agreement shall be payable exclusively by the Client.

Other services shall be invoiced based on the applicable pricing (Appendix 7).

8-3 Activation/deactivation fees:

ABN AMRO COM FIN shall receive a fixed fee of €10,000 (ten thousand euros) excl. VAT for every activation/deactivation of the financing line.

Article 9: ABN AMRO ComFin Online service

ABN AMRO COM FIN shall make available to the Client a range of ABN AMRO ComFin Online services, allowing it to view and manage its current accounts and debtor accounts, as well as to make financing and/or approval requests, via the secure website located at the following URL address:

www.abnamrocommfin-direct.fr.

The Client declares that it has received and accepted the General Terms and Conditions for Use of the ABN AMRO ComFin Online Service (Appendix 6), which are also accessible at the following URL address:

www.abnamrocommfin-direct.fr.

Subscription to the service is agreed for an unspecified term and shall end at the same time as this Agreement.

However, the Client may terminate the Service by sending ABN AMRO COM FIN a registered letter with acknowledgement of receipt. Termination shall be effective three months following the end of the month in which notification letter is sent.

The Client acknowledges that ABN AMRO COM FIN may not be held liable towards it or towards third parties for any termination of its access to the Service under the conditions set out above.

Subscription to the ABN AMRO ComFin Online Service shall be subject to the applicable pricing conditions.

Article 10: Disclosure obligation and verification right

ABN AMRO COM FIN shall give notice to the Client of transactions involving the transferred receivables by sending it the corresponding statements and a monthly summary itemizing the transactions that took place during the previous month. The Client shall have the use of the electronic data system of ABN AMRO COM FIN.

The Client shall give notice to ABN AMRO COM FIN at once of any significant unfavourable event or any plan likely to seriously impact shareholding structure or any change of its Chairman or its Managing Director. The Client shall provide ABN AMRO COM FIN with a certified balance sheet including the notes thereto and its profit and loss account upon their establishment but no later than the first week of July, it being specified that these documents shall be communicated as drafts if they have not been submitted to the annual general assembly within this time. A copy of the reports certified by the statutory auditors shall also be communicated upon their availability.

The Client undertakes to supply to ABN AMRO COM FIN on request a copy of its general terms and conditions of sale along with any amendments thereto.

On request, the Client also undertakes to send ABN AMRO COM FIN a copy of agreements relating to year-end rebates and advertising costs, as well as a copy of monthly VAT declarations.

The Client undertakes to send ABN AMRO COM FIN a quarterly operating report in US GAAP, at the latest one month after the end of the calendar quarter, along with the documents of similar nature requested by ABN AMRO COM FIN.

Independently of the audits referred to in Title 3 below, the Client authorises ABN AMRO COM FIN at any time to carry out any verifications (particularly of accounting items) which it shall deem useful. These audits will generate no invoicing from ABN AMRO COM FIN.

The Client undertakes to do the necessary to release ABN AMRO COM FIN from any liability in the event of loss or destruction of the sold item and generally for all damage or injury caused to third parties.

Title 4: Audits

From the signature of this document ABN AMRO COM FIN shall conduct a quarterly audit at the Client’s premises.

The Client shall contribute €3000 (three thousand euros) excl. VAT to the quarterly audit costs, per audit.

Title 5: Term and termination of the Agreement

The Agreement is agreed for a term of two years which may be renewed for a term to be defined by the Parties.

The Parties undertake to meet, at the latest three months before the expiry of the initial period, in order to discuss whether or not to renew the Agreement.

ABN AMRO COM FIN may terminate the Agreement with 15 (fifteen) days’ notice, sent by registered letter with acknowledgment of receipt in the event of:

-	change of control of the Client or the OFFICE DEPOT Group;

-	significant unfavourable event affecting the Client or the OFFICE DEPOT Group;

-	any serious failure by the Client to fulfil its contractual obligations, including any actions by the Client that may prevent ABN AMRO COM FIN’s rights from being exercised.

The Client may terminate the Agreement may with 15 (fifteen) days’ notice, sent by registered letter with acknowledgment of receipt in case of any serious failure by ABN AMRO COM FIN to fulfil its contractual obligations, including any actions by ABN AMRO COM FIN that may prevent the Client’s rights from being exercised.

Unless agreed otherwise by ABN AMRO Commercial Finance, outstanding financed amount during this notice period may not exceed that which exists on the date of termination.

The termination of the Agreement, and after balancing of the transactions shall automatically lead to the termination of any collateral granted in the framework of the aforementioned Agreement and ABN AMRO COM FIN undertakes to grant any release with effect at the date of the balancing of the transactions.

Title 6: Transfer of this Agreement

Any total or partial transfer, in any form whatever, of the benefit of the provisions of this Agreement by the Client to a third party shall be subject to the explicit prior consent of ABN AMRO COM FIN.

Title 7: Jurisdiction and applicable law

Any dispute relating to the execution, interpretation or termination of this Agreement shall be referred to the Paris Commercial Court (Tribunal de Commerce), French law being exclusively applicable.

Title 8: Confidentiality

Each Party undertakes that for the duration of the Agreement and as from its end or termination to:

(i) Unless stipulated otherwise by law and/or regulations of the parties and/or group, maintain confidential the clauses of this Agreement at all times and ensure that its employees, agents, representatives and external advisors do the same (by exception, the financing partners of the Client shall be informed by ABN AMRO COM FIN of the existence of this Agreement);

(ii) Refrain from using or disclosing any information of a financial, technical or commercial nature that it could obtain in regard of the business, the company, the goods, the services, the Clients and the suppliers of the other Party, with the exception of the information that:

-	is publicly available without it being a result of a breach of the recipient Party; or

-	is made publicly available by an order, a directive or a decision from a court or another competent authority;

-	were in possession by the recipient Party before its disclosure;

-	would be supplied to such Party by a third party which did not acquire such information under a confidentiality undertaking.

Title 9: Effective start of the Agreement

The Agreement shall be effective once it has been signed.

Signed in Senlis, on February 24, 2012

In two original copies supplied to each Party.

Authorised signature and company stamp

/s/Michel Milicent

Michel Milicent

Managing Director

THE CLIENT

Write before the signature and company stamp the hand-written words “lu et approuvé” (“read and approved”).

/s/Arben Bora

Arben Bora

Managing Director

ABN AMRO Commercial Finance